Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Hyperspace Communications, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-______) on Form S-3 of Hyperspace Communications, Inc. of our report dated May 13, 2005, with respect to the consolidated balance sheets of GTG PC Holdings, LLC and subsidiaries as of January 1, 2005 and January 3, 2004, and the related consolidated statements of operations, members’ equity (deficit), and cash flows for the years ended January 1, 2005, January 3, 2004 and December 28, 2002, which report appears in the Definitive Proxy Statement of Hyperspace Communications, Inc. filed with the SEC on June 17, 2005 and to the reference to our firm under the heading “Experts” in the registration statement.

As discussed in Note 3 to its consolidated financial statements, GTG PC Holdings, LLC has restated its consolidated balance sheet as of January 3, 2004 and the related consolidated statements of operations, members' equity (deficit) and cash flows for the years ended January 3, 2004 and December 28, 2002.

/s/ KPMG LLP

Portland, Oregon

September 29, 2005